EXHIBIT A

FOR IMMEDIATE RELEASE


Date:        December 20, 2000
Contact:     Jami M. Phillips
             Chief Financial Officer
Phone:       (406) 862-1940
Fax:         (406) 862-2955


WINTER SPORTS, INC. ANNOUNCES CONTINUATION OF STOCK REPURCHASE PROGRAM

(WHITEFISH, MONTANA) -- Winter Sports, Inc. (NASDAQ:WKSI), announced today that its Board of Directors has authorized the continuation of its stock repurchase program for an additional six months. Under this plan, the Board has authorized the repurchase of up to 40,000 of its outstanding shares of common stock. It is anticipated that the shares will be repurchased from time to time in the open market. The Board continues to believe that Winter Sports' common stock represent an excellent value and an appropriate investment opportunity for the Company's resources.

`Both the Board of Directors and management continues to feel our common stock is currently undervalued and that the extended repurchase agreement is a strong investment opportunity,' stated Michael Collins, President and CEO of Winter Sports, Inc.

Winter Sports, Inc. owns and operates Big Mountain Ski & Summer Resort in Whitefish, Montana. The Company is directly involved in a large number of guest businesses at the resort on a year round basis. The Company is also directly involved with real estate development on all of the base area lands owned by the Company. To date, they have created a variety of real estate products including single family and town home lots and condominiums.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to, failure to achieve anticipated performance; general business and economic conditions; competitive factors in the ski and resort industry; and the weather. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

                                      ###